Exhibit 99.1

Press Release Source: Ultra Clean Holdings, Inc.

Ultra Clean Announces Date of First Quarter 2022 Financial Results and Revises Guidance

HAYWARD, Calif., April 11, 2022 / PRNewswire / Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced the Company will release its first quarter 2022 financial results on Wednesday, April 27, 2022, after market close and will host a conference call and webcast the same day.

On February 23, 2022, the Company announced its first quarter 2022 outlook and expected revenue in the range of $580.0 to $630.0 million. UCT now expects first quarter 2022 revenue to be between $560.0 and $570.0 million.

The recent China government mandated COVID lockdown policy affected UCT’s production schedule at its Shanghai facility. Additionally, the grounding of all Boeing 737-800 aircraft, due to the recent China Eastern Airlines accident, impacted UCT’s ability to receive and send materials from China. The Company is actively engaged with its customers and suppliers to mitigate disruption.

The conference call and webcast will take place at 1:45 p.m. PT and can be accessed by dialing 1-844-826-3034 or 1-412-317-5179. No passcode is required. A replay of the call will be available by dialing 1-877-344-7529 or 1-412-317-0088 and entering the confirmation code 9474156. The Webcast will be available on the Investor Relations section of the Company's website at http://uct.com/investors/events/.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, components and parts, and ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Under its Products division, UCT offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping, and high-precision manufacturing. Under its Services Division, UCT offers its customers tool chamber parts cleaning and coating, as well as micro-contamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

Contact:

Rhonda Bennetto

SVP Investor Relations

rbennetto@uct.com

Safe Harbor Statement

The foregoing information contains, or may be deemed to contain, "forward-looking statements" (as defined in the US Private Securities Litigation Reform Act of 1995) which reflect our current views with respect to future events and financial performance. We use words such as "anticipates," “projection,” “outlook,” “forecast,” "believes," "plan," "expect," "future," "intends," "may," "will," "estimates," “see,” "predicts," “should” and similar expressions to identify these forward-looking statements. Forward looking statements included in this press release include our expectations about the semiconductor capital equipment market and outlook. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, the Company’s actual results may differ materially from the results predicted or implied by these forward-looking statements. These risks, uncertainties and other factors also include, among others, those identified in "Risk Factors,” "Management's Discussion and Analysis of Financial Condition and Results of Operations'' and elsewhere in our annual report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission. Ultra Clean Holdings, Inc. undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise unless required by law.